Exhibit 99.1

News Release

STANDARD PACIFIC CORP. OBTAINS WAIVER EXTENSION FROM BANK GROUP

Homebuilder Has $292 Million in Cash on Hand

IRVINE, CALIFORNIA, March 24, 2008, Standard Pacific Corp. (NYSE:SPF) announced today that its bank group has extended a waiver of any default arising from the Company’s noncompliance with the financial covenants contained in its bank credit facilities resulting from the impact of deferred tax asset valuation allowance charges. The waiver, which was originally due to expire on March 30, 2008, has been extended an additional 45 days to May 14, 2008. As part of the extension, the Company and the bank group have agreed to reduce the revolving credit facility commitment from $900 million to $700 million. At March 21, 2008, the Company had $90 million of borrowings and $49 million of letters of credit outstanding under the revolving credit facility. The Company is continuing to negotiate with its lenders to amend its bank credit facilities.

As the first quarter nears completion, the Company disclosed that its cash on hand as of March 21, 2008, totaled approximately $293 million which was substantially in line with its business plan, and which reflected the repurchase during the quarter of an additional $22 million of its 6 1/2% Senior Notes due October 2008. This compares to a cash position of $219 million as of December 31, 2007.

About Standard Pacific

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 101,000 families during its 42-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., SPH Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements, including statements regarding the Company’s continued negotiation with its lenders to amend its bank credit facilities. There can be no assurance that these credit facilities will be amended or that the Company will not suffer further potential defaults under its bank credit facilities. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, and the cost and availability of financing. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

Press Inquiries: The Abernathy MacGregor Group, (213) 630-6550: Alan Maltun (am@abmac.com) or Daniel Hilley (dch@abmac.com).